Exhibit 99.1

FOR IMMEDIATE RELEASE

Rouse Properties Announces Leadership Transition

Andrew Silberfein to Step Down Following Close of Transaction with Brookfield Asset Management

Brian Harper to Serve as CEO of Rouse Properties under Brookfield’s Ownership

NEW YORK—May 20, 2016—Rouse Properties, Inc. (NYSE: RSE) (“Rouse” or the “Company”) today announced that, following the anticipated close of the previously announced transaction with an affiliate of Brookfield Asset Management Inc. (NYSE: BAM, TSX: BAM.A, Euronext: BAMA) (“Brookfield”), Andrew Silberfein will step down from the role of President and Chief Executive Officer and from the Company’s Board of Directors to pursue other opportunities. Mr. Silberfein will remain CEO until Rouse’s transaction with Brookfield closes, which is expected to occur in the third quarter of 2016, subject to shareholder approval and the satisfaction of certain customary closing conditions. Brian Harper, Rouse’s current Chief Operating Officer, will serve as Chief Executive Officer of Rouse under Brookfield’s ownership.

“It has been an honor and a privilege to lead Rouse, and I am extraordinarily proud of what our team has accomplished since our spin-off in 2012 from General Growth Properties,” stated Andrew Silberfein. “In a few short years we have implemented a vision to upgrade and rebrand an underperforming portfolio, build-out a first-class platform and transform Rouse into a formidable competitor that consistently demonstrated excellent performance over this time period. Brian and I have worked side by side since our formation, and his deep market knowledge and innovative approach have been instrumental to Rouse’s success, especially since his appointment as COO last year. I am confident that the Company will be in good hands under Brian’s leadership.”

“On behalf of all shareholders of Rouse, I would like to thank Andy for his contributions over the last five years,” said Ric Clark, Chairman of Rouse and Brookfield Property Group. “During his tenure as CEO and since Rouse’s spin-off, Rouse has generated significant value for shareholders, delivering 83% total returns over that period. His leadership and dedication have played a vital role in making Rouse into the strong industry player that it is today, and we wish him the best in his future endeavors.”

About Brian Harper

Since Rouse’s formation, Mr. Harper has played a key role in executing the Company’s growth strategy, business plan and creating long-term value. As Chief Operating Officer, he has been responsible for the leasing, operations, acquisitions and marketing efforts of the Company.  He and his team have leased approximately 6.6 million square feet and have significantly enhanced the merchandise mix of Rouse’s portfolio by creating and expanding relationships with category-leading retail, restaurant and entertainment brands. Prior to Rouse, Mr. Harper served as Senior Vice President of Leasing for General Growth Properties. Prior to GGP, Mr. Harper was a vice president at RED Development and an associate at Cohen-Esrey Real Estate Services, LLC. Mr. Harper received his Bachelor’s Degree from the University of Kansas.

About Rouse

Rouse Properties, Inc. (NYSE:RSE) is a publicly traded real estate investment trust headquartered in New York City and was founded on a legacy of innovation and creativity. Among the country’s largest publicly traded regional mall owners, the Company’s geographically diverse portfolio spans the United States from coast to coast, and includes 35 malls and retail centers in 21 states encompassing approximately 24.1 million square feet. For more information please visit: www.rouseproperties.com.

Media:

Joele Frank, Wilkinson Brimmer Katcher

Jonathan Keehner / Andrew Siegel / Meaghan Repko

212-355-4449

or

Investors:

Rouse Investor Relations

212-608-5108

IR@rouseproperties.com